Exhibit 10.13

EXECUTION VERSION

COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Copyright Security Agreement”) dated January 14, 2011, is made by the Persons listed on the signature pages hereof (collectively, the “Pledgors”) in favor of JPMorgan Chase Bank, N.A., as collateral agent (together with its permitted successors in such capacity the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, COMMSCOPE, Inc., a Delaware corporation, has entered into a Credit Agreement dated as of January 14, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with Cedar I Holding Company, Inc., a Delaware corporation (“Holdings”), JPMorgan Chase Bank, N.A., as the Administrative Agent and Collateral Agent, and the Lenders party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

WHEREAS, as a condition precedent to the making of the Term Loans by the Lenders under the Credit Agreement, each Pledgor has executed and delivered that certain Security Agreement dated January 14, 2011 made by the Pledgors to the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Pledgors have granted to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, among other property, certain copyrights of the Pledgors, and have agreed as a condition thereof to execute this Copyright Security Agreement for recording with the United States Copyright Office and any other appropriate domestic governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor agrees as follows:

Grant of Security. Each Pledgor hereby grants to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in all of such Pledgor’s right, title and interest in and to the following (the “Collateral”):

all copyrights, whether registered or unregistered, now owned or hereafter acquired by such Pledgor, including, without limitation, the copyright registrations and applications and exclusive copyright licenses set forth in Schedule A hereto (the “Copyrights”);

all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Pledgor accruing thereunder or pertaining thereto;

any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral of or arising from any of the foregoing.

provided that notwithstanding anything to the contrary contained in the foregoing clauses (i) through (iv), the security interest created hereby shall not extend to, and the term “Collateral,” shall not include any lease, license or other agreement to the extent that (and only for so long as) a grant of a security interest therein would violate or invalidate such lease, license, or agreement, or create a right of termination in favor of any other party thereto (other than any Pledgor), in each case to the extent not rendered unenforceable pursuant to applicable provisions of the UCC or other applicable law, provided, that the Collateral includes proceeds and receivables of any property excluded under the foregoing proviso, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition.

Security for Obligations. The grant of a security interest in, the Collateral by each Pledgor under this Copyright Security Agreement secures the payment of all Obligations of such Pledgor now or hereafter existing under or in respect of the Loan Documents (as such Documents may be amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time (including any increases of the principal amount outstanding thereunder)), whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this Copyright Security Agreement secures, as to each Pledgor, the payment of all amounts that constitute part of the Secured Obligations (as defined in the Security Agreement) that would be owed by such Pledgor to any Secured Party under the Collateral Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, or reorganization or similar proceeding involving a Loan Party.

Recordation. Each Pledgor authorizes and requests that the Register of Copyrights and any other applicable government officer record this Copyright Security Agreement.

Execution in Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Grants, Rights and Remedies. This Copyright Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each Pledgor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

Governing Law. This Copyright Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, each Pledgor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

ALLEN TELECOM LLC
ANDREW LLC
COMMSCOPE, INC. OF NORTH CAROLINA

By:	/s/ Frank B. Wyatt, II
Name: Frank B. Wyatt, II
Title: Senior Vice President

Signature Page to Term Loan Copyright Security Agreement

JPMORGAN CHASE BANK, N.A., as the Collateral Agent

By:	/s/ Peter B. Thauer
Name: Peter B. Thauer
Title: Executive Director

Signature Page to Term Loan Copyright Security Agreement